Exhibit 99.1

Contact:	Jeffrey K. Berg, President and Chief Executive Officer David T. McGraw, Vice President-Finance and Chief Financial Officer

CSI ANNOUNCES APPOINTMENT OF SEWERYN SADURA AS VICE PRESIDENT AND GENERAL MANAGER OF TRANSITION NETWORKS, INC.

(Minnetonka, Minnesota) – February 9, 2011 -- Communications Systems, Inc announced today that Seweryn “Sev” Sadura has been appointed Vice President and General Manager of Transition Networks, Inc. effective February 1, 2011.  This will allow William Schultz to focus more heavily on his role as Executive Vice President of Operations for Communications Systems, Inc.

Mr. Sadura has been the Director of China Operations in Shanghai for the past three years.  He has strong leadership skills, operations and product knowledge, and global experience to bring to his new role.

Jeffrey K. Berg, CSI’s President and Chief Executive Officer, stated:  “We are very excited that Sev will be leading our Transition Networks Business unit.  Combined with his wealth of knowledge and experience with Transition’s customers, products and employees, Sev will bring a leadership perspective which will help facilitate growth into the future.

About Communications Systems, Inc.

CSI provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice grade connecting devices and wiring systems.  CSI serves the broadband market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network.  CSI also supplies copper wire and fiber optic structured wiring systems for broadband networks and line filters for digital subscriber line (“DSL”) service.  CSI also provides network design, training and management services.